SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 2, 2016

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2016, Houston American Energy Corp. (the “Company”) received notification (the “Acceptance Letter”) from NYSE Regulation indicating that the Company’s plan to regain compliance with NYSE MKT exchange’s continued listing standards had been accepted and its listing on the exchange continued pursuant to an extension.

The Acceptance Letter cited continued failure to comply with Section 1003(a)(iii) of the NYSE MKT Company Guide as a result of the Company’s failure to maintain stockholders’ equity of at least $6 million coupled with reported net losses in its five most recent fiscal years.

In response to previous notification from the exchange regarding such deficiency, as reported by the Company in a Form 8-K filed March 22, 2016, the Company submitted a plan to regain compliance with Section 1003(a)(iii).  Under the Acceptance Letter, the Company has been granted a period to implement its plan through September 18, 2017. Such extension is subject to periodic review by the NYSE MKT for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by September 18, 2017, or if it does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

Also, as previously reported in a Current Report on Form 8-K filed on March 22, 2016, the Company was previously notified by NYSE MKT that the Company was not in compliance with the continued listing standards set forth in Section 1003(f)(v) of the Company Guide due to the average selling price of the Company's common stock falling below the acceptable minimum required average share price. The exchange has further notified the Company that, in addition to curing the Section 1003(a)(iii) deficiency, it’s continued listing is predicated on either affecting a reverse stock split or otherwise demonstrating sustained price improvement by no later than September 19, 2016.

The Company issued a press release on June 6, 2016, announcing that it had received the Acceptance Letter. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated June 6, 2016, regarding NYSE MKT approval of plan to regain compliance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: June 6, 2016
	By:	/s/ John P. Boylan
John P. Boylan, President